Exhibit 99.1

FOR IMMEDIATE WORLDWIDE RELEASE

For Further Information:

Investor and Financial Media Contact:

Mark Namaroff

Senior Director of Investor Relations and Corporate Communications

(978) 326-4058

investorrelations@analogic.com

Analogic Announces Results for the Third Quarter Ended April 30, 2018

Special Shareholder Meeting To Approve Altaris Transaction Scheduled for June 21, 2018

PEABODY, Mass. (June 4, 2018) - Analogic Corporation (Nasdaq:ALOG), enabling the world’s medical imaging and aviation security technology, today announced results for its third quarter ended April 30, 2018.

Highlights during the third quarter included:

•	Revenue of $120 million with gross margin of 44%

•	GAAP operating margin of 6%; Non-GAAP operating margin of 13%

•	GAAP diluted EPS of $0.56; Non-GAAP diluted EPS of $1.08

•	Operating cash flow of $22 million

•	Signed merger agreement to be acquired by affiliate of Altaris Capital Partners

Revenue for the third quarter of fiscal 2018 was $120.0 million, a decrease of 2% compared with revenue of $122.2 million in the third quarter of fiscal 2017. GAAP net income for the third quarter of fiscal 2018 was $7.1 million, or $0.56 per diluted share, compared with a net loss of $(59.7) million, or $(4.78) per diluted share, in the third quarter of fiscal 2017. Included in GAAP net income and diluted EPS for the third quarter of fiscal 2017 were impairment and restructuring related charges totaling $75.2 million, or $5.40 per diluted share, primarily due to the Ultrasound business restructuring initiative and the 2017 restructuring plan.

Non-GAAP net income for the third quarter of fiscal 2018 was $13.6 million, or $1.08 per diluted share, compared with $10.0 million, or $0.79 per diluted share, in the prior year’s third quarter. A reconciliation of GAAP to non-GAAP results is included as an attachment to this press release.

Analogic Corporation         8 Centennial Drive, Peabody, MA 01960         978-326-4000         www.analogic.com

For the first nine months of fiscal 2018, revenue totaled $356.0 million, down 5% from the same period in the prior fiscal year. Fiscal year-to-date GAAP net income was $19.3 million, or $1.53 per diluted share, compared with a net loss of $(49.6) million, or $(3.98) per diluted share, from the same period in 2017. Included in GAAP net income and diluted EPS for the first nine months of 2018 is a provisional $5.8 million income tax expense, or $0.46 per diluted share, for the one-time transition tax associated with the Tax Cuts and Jobs Act of 2017 that was signed into law in late 2017 in addition to the $2.4 million of non-cash inventory impairment charges described above. Included in GAAP net income and EPS for the first nine months of fiscal 2017 were impairment and restructuring related charges of $75.7 million, or $5.43 per diluted share, primarily due to our Ultrasound business restructuring initiative, the 2017 restructuring plan, and the Oncura contingent consideration adjustment.

Year-to-date non-GAAP net income was $38.9 million, or $3.08 per diluted share, compared with $27.9 million, or $2.20 per diluted share, in the same period last year. A reconciliation of GAAP to non-GAAP results is included as an attachment to this press release.

Fred Parks, president and CEO, commented, “Our preparations to complete the previously announced transaction with Altaris Capital Partners are on track. We look forward to providing what we believe is the most attractive combination of value and certainty to shareholders upon the close of the transaction, and continuing to deliver innovative technology to our customers.”

Segment Revenues for the Third Quarter of Fiscal 2018

Medical Imaging segment revenue was $61.4 million for the third quarter of fiscal 2018, down 12% from revenue of $69.5 million in the same period of fiscal 2017, primarily due to lower sales in CT. Lower sales in MR and mammography were offset by favorability in Motion Controls.

Ultrasound segment revenue was $42.2 million for the third quarter of fiscal 2018, up 21% from revenue of $34.8 million in the same period of fiscal 2017, due to continued strong sales growth in North America and Europe. Revenue growth was partially offset by the comparative lower revenue from discontinued system sales.

Security and Detection segment revenue was $16.4 million for the third quarter of fiscal 2018, down 8% from revenue of $17.9 million in the same period of fiscal 2017, mainly driven by lower shipments of airport checked baggage systems.

Conference Call Details

The Company does not plan to host a conference call to review the results of the quarter.

Use of Non-GAAP Financial Measures

We supplement our GAAP financial reporting with certain non-GAAP financial measures, including non-GAAP operating income, non-GAAP operating margin, non-GAAP other income and expense, non-GAAP net income, non-GAAP effective tax rate and non-GAAP diluted earnings per share. These measures are not presented in accordance with, nor are they a substitute for, U.S. generally accepted accounting principles, or GAAP. In addition, these measures may be different from non-GAAP measures used by other companies, limiting their usefulness for comparison purposes. The non-GAAP financial measures should not be considered in isolation from measures of financial performance prepared in accordance with GAAP. Investors are cautioned that there are material limitations associated with the use of non-GAAP financial measures as an analytical tool. We have included at the end of this document a reconciliation of each historical non-GAAP financial measure used in this document to the most directly comparable GAAP financial measure.

Analogic Corporation         8 Centennial Drive, Peabody, MA 01960         978-326-4000         www.analogic.com

We utilize a number of different financial measures, both GAAP and non-GAAP, in analyzing and assessing the overall performance of our business, in making operating decisions, in forecasting and planning for future periods, and in determining payments under our compensation programs. We also believe that non-GAAP financial measures provide useful information to investors and others in understanding and evaluating our operating results and in comparing financial results across accounting periods and to those of other companies.

Forward-Looking Statements

Any statements about future expectations, plans, and prospects for the Company, including statements containing the words “believes,” “anticipates,” “plans,” “expects,” and similar expressions, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including risks relating to product development and commercialization, limited demand for the Company’s products, limited number of customers, risks associated with competition, uncertainties associated with regulatory agency approvals, competitive pricing pressures, downturns in the economy, the risk of potential intellectual property litigation, acquisition related risks, and other factors discussed in our most recent quarterly and annual reports filed with the Securities and Exchange Commission. In addition, the forward-looking statements included in this presentation represent the Company’s views as of the date of this document. While the Company anticipates that subsequent events and developments will cause the Company’s views to change, the Company specifically disclaims any obligation to update these forward-looking statements. These forward-looking statements should not be relied upon as representing the Company’s views as of any later date.

About Analogic – Celebrating 50 Years of Imaging Innovation

Analogic (Nasdaq:ALOG) provides leading-edge healthcare and security technology solutions to advance the practice of medicine and save lives. We are recognized around the world for advanced imaging and real-time guidance technologies used for disease diagnosis and treatment as well as for automated threat detection. Our market-leading ultrasound systems, led by our flagship BK Ultrasound brand, used in procedure-driven markets such as urology, surgery, and point-of-care, are sold to clinical practitioners around the world. Our advanced imaging technologies are also used in computed tomography (CT), magnetic resonance imaging (MRI), and digital mammography systems, as well as automated threat detection systems for aviation security. Analogic is headquartered just north of Boston, Massachusetts. For more information, visit www.analogic.com.

Analogic and the globe logo are registered trademarks of Analogic Corporation.

Analogic Corporation         8 Centennial Drive, Peabody, MA 01960         978-326-4000         www.analogic.com

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended		Nine Months Ended
(In thousands, except per share data)	April 30, 2018	April 30, 2017	April 30, 2018	April 30, 2017
Net revenue:
Product	117,156	$120,791	$349,599	$371,373
Engineering	2,815	1,371	$6,419	3,448

Total net revenue	119,971	122,162	356,018	374,821

Cost of sales:
Product	64,576	68,667	192,904	210,149
Engineering	2,466	1,334	5,554	3,180

Total cost of sales	67,042	70,001	198,458	213,329

Gross profit	52,929	52,161	157,560	161,492

Operating expenses:
Research and product development	15,285	14,900	45,927	46,962
Selling and marketing	13,530	16,356	39,131	51,894
General and administrative	16,824	10,377	40,864	27,978
Restructuring	(21)	2,080	710	2,379
Asset impairment charges	—	73,051	—	83,474

Total operating expenses	45,618	116,764	126,632	212,687

Income from operations	7,311	(64,603)	30,928	(51,195)
Total other income (expense), net	328	57	1,504	(357)

Income before income taxes	7,639	(64,546)	32,432	(51,552)
Provision for income taxes	529	(4,882)	13,115	(1,934)

Net income (loss)	$7,110	$(59,664)	$19,317	$(49,618)

Net income per share
Basic	$0.57	$(4.78)	$1.55	$(3.98)
Diluted	$0.56	$(4.78)	$1.53	$(3.98)
Dividends declared and paid per share	$0.10	$0.10	$0.30	$0.30

Weighted-average shares outstanding:
Basic	12,503	12,486	12,489	12,457
Diluted	12,633	12,486	12,617	12,457

Analogic Corporation         8 Centennial Drive, Peabody, MA 01960         978-326-4000         www.analogic.com

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands)

	April 30, 2018	July 31, 2017
Assets:
Cash and cash equivalents	$123,939	$129,298
Short-term marketable securities	62,587	18,797
Accounts receivable, net	84,865	77,587
Inventory	132,240	130,575
Other current assets	11,400	14,448

Total current assets	415,031	370,705
Long-term marketable securities	35,765	26,171
Property, plant, and equipment, net	97,076	102,676
Intangible assets and goodwill, net	24,354	28,269
Other non-current assets	7,843	10,262

Total Assets	$580,069	$538,083

Liabilities and Stockholders’ Equity:
Accounts payable	$37,738	$27,179
Accrued liabilities	33,168	31,619
Other current liabilities	9,674	8,312

Total current liabilities	80,580	67,110
Long-term liabilities	16,301	10,479
Stockholders’ equity	483,188	460,494

Total Liabilities and Stockholders’ Equity	$580,069	$538,083

Analogic Corporation         8 Centennial Drive, Peabody, MA 01960         978-326-4000         www.analogic.com

NON-GAAP STATEMENTS OF OPERATIONS RECONCILIATION

(In thousands, except per share data)	Three Months Ended		Nine Months Ended
	April 30, 2018	April 30, 2017	April 30, 2018	April 30, 2017
GAAP Income (Loss) From Operations	$7,311	$(64,603)	$30,928	$(51,195)
Share-based compensation expense (Note 1)	2,247	2,195	6,128	6,355
Acquisition-related revenues and expenses (Note 2)	1,413	(23)	4,336	(3,876)
Non-routine other legal costs (Note 3)	4,071	8	4,725	24
Restructuring (Note 4)	(21)	2,080	710	2,379
Asset impairment charges (Note 5)	—	73,051	—	83,474

Non-GAAP Income From Operations	$15,020	$12,708	$46,827	$37,161

Percentage of Total Net Revenue	12.5%	10.4%	13.2%	9.9%
GAAP Other Income (Expense), net	$328	$57	$1,504	$(357)
Acquisition-related revenues and expenses (Note 2)	3	—	3	—

Non-GAAP Other Income (Expense), net	$331	$57	$1,507	$(357)

Percentage of Total Net Revenue	0.3%	0.0%	0.4%	-0.1%
GAAP Tax Provision (Note 6)	$529	$(4,882)	$13,115	$(1,934)
GAAP Tax Rate	6.9%	7.6%	40.4%	3.8%
Non-GAAP Tax Provision (Note 6)	1,758	2,803	$9,461	$8,877
Non-GAAP Tax Rate	11.5%	22.0%	19.6%	24.1%
GAAP Net Income (Loss)	$7,110	$(59,664)	$19,317	$(49,618)
Share-based compensation expense (Note 1)	1,683	1,453	5,061	4,310
Acquisition-related revenues and expenses (Note 2)	1,159	338	3,537	(1,410)
Non-routine other legal costs (Note 3)	4,184	433	4,650	443
Restructuring (Note 4)	(15)	1,367	502	1,557
Asset impairment charges (Note 5)	—	—	13	—
Valuation Allowance Tax Effect (Note 6)	156	—	(5)	—
Transition Tax Impact (Note 6)	(684)	66,035	5,798	72,645

Non-GAAP Net Income	$13,593	$9,962	$38,873	$27,927

Percentage of Total Net Revenue	11.3%	8%	10.9%	7.5%
GAAP Diluted EPS	$0.56	$(4.78)	$1.53	$(3.98)
Effect of non-GAAP adjustments	$0.52	$5.57	1.55	6.19

Non-GAAP Diluted EPS	$1.08	$0.79	$3.08	$2.20

Note 1: Exclusion of variable share-based compensation expense allows consistency of operating results between periods and other companies.

Note 2: During fiscal years 2017 and 2018, we incurred acquisition costs related to the Ultrasonix Medical Corporation, PocketSonics, Inc., and Oncura Partners Diagnostics, LLC acquisitions, which we closed on March 2, 2013, September 20, 2013, and January 8, 2016, respectively. Costs included the amortization of intangibles of $1.4 million and $4.3 million for the three and nine months ended April 30, 2018, respectively. Costs also included in the adjustment for a decrease in the contingent consideration accrual of $2.1 million and $10.2 million for the three and nine months ended April 30, 2017, respectively.

Note 3: During the three and six months ended January 31, 2018, we incurred $4.1 million and $4.7 million, respectively, of pre-tax strategic alternative related costs. Additionally, during the three and nine months ended April 30, 2018, we incurred $0 of pre-tax inquiry-related costs, associated with the BK matter, as initially disclosed in our annual report on Form 10-K for the fiscal year ended July 31, 2011. This matter relates to transactions we identified involving our Danish subsidiary, BK Medical, and certain of its foreign distributors, regarding compliance with the law.

Note 4: During the three and nine months ended April 30, 2018, we incurred pre-tax charges of ($21) thousand and $710 thousand, respectively, primarily due to facility exit costs associated with exiting the Vancouver facility.

Note 5: As a result of continuing losses in the Oncura business and the related business outlook, the Company evaluated the net realizability of all of the related assets at December 31, 2016. As a result, the company recorded a pre-tax asset impairment charge of $73.1 million, primarily associated with the write-down of the Oncura goodwill to its estimated fair values.

Note 6: The quarter to date Q3 FY 2018 non-GAAP tax rate differs from the GAAP tax rate primarily due to the transition tax impact from the 2017 Tax Reform Bill, acquisition related adjustments and stock compensation expenses. The quarter to date Q3 FY 2018 non-GAAP tax rates differ from the GAAP tax rates primarily due to the transition tax impact from the 2017 Tax Reform Bill, acquisition related amortization expenses and stock compensation expenses.

Analogic Corporation         8 Centennial Drive, Peabody, MA 01960         978-326-4000         www.analogic.com